Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Announces Exchange Ratio for Exchange of

Trust Preferred Securities

BIRMINGHAM, Ala. – (BUSINESS WIRE) – June 17, 2009 – Regions Financial Corporation (NYSE:RF) announced today that in connection with the previously announced offer to exchange up to 110 million of its common shares for outstanding 6.625% Trust Preferred Securities (the “Trust Preferred Securities”) issued by Regions Financing Trust II (the “Exchange Offer”), Regions has determined that 163.0485 common shares will be issued for each $1,000 liquidation amount of Trust Preferred Securities accepted for exchange in the Exchange Offer.

In accordance with the terms of the Exchange Offer as set forth in Regions’ prospectus dated June 12, 2009, and the related letter of transmittal, the total number of Regions common shares issuable for each $1,000 liquidation amount of Trust Preferred Securities was determined by dividing $700 by $4.2932, which was the average volume weighted average price of Regions common shares during the five trading day period beginning June 11, 2009 and ending June 17, 2009. Holders will also receive a cash payment for accrued and unpaid distributions on any Trust Preferred Securities accepted in the Exchange Offer to, but excluding, the settlement date, which payment is expected to be approximately $6.81 per each $1,000 liquidation amount of Trust Preferred Security.

The Exchange Offer is scheduled to expire at 11:59 p.m., New York City time, on Wednesday June 17, 2009.

Regions has filed a registration statement (including a prospectus) for the Exchange Offer with the Securities and Exchange Commission (the “SEC”). Before you invest, you should read the prospectus in that registration statement and other documents that Regions has filed with the SEC for more complete information about Regions and the Exchange Offer. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the prospectus may be obtained upon request by contacting Regions Investor Relations, 205-581-7890; Goldman, Sachs & Co., Attention: Liability Management Group, 85 Broad Street, New York, NY 10004, telephone: 877-686-5059; or J.P. Morgan Securities Inc., Attention: Liability Management Group, 270 Park Avenue, 8th Floor, New York, NY 10017, telephone: 212-834-3506.

This press release is for informational purposes only and is not an offer to sell, buy or exchange or the solicitation of an offer to sell, buy or exchange any securities, nor shall there be any sale, purchase or exchange of securities in any jurisdiction in which such offer, solicitation, sale, purchase or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The solicitation of exchanges of the Trust

Preferred Securities will only be made pursuant to Regions’ prospectus dated June 12, 2009, and related documents that Regions has filed with the SEC.

About Regions Financial Corporation

Regions Financial Corporation, with $142 billion in assets, is a member of the S&P 100 Index and one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates 1,900 banking offices and approximately 2,300 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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